UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 11, 2005

Playboy Enterprises, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14790	36-4249478

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

680 North Lake Shore Drive, Chicago, Illinois 60611

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (312) 751-8000

Not applicable.

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.   Regulation FD Disclosure.

On October 11, 2005, Playboy Enterprises, Inc. expects to disclose the following to certain investors, shareholders and analysts. In the discussion below, the terms “we,” “us” and “our” refer to Playboy Enterprises, Inc.

Publishing

Effective with the January 2006 issue of Playboy, we will be adjusting the magazine’s rate base down 4.7% to 3.0 million. This adjustment is the first in 10 years and maintains both the magazine’s circulation leadership and its position in the 3.0 to 3.4 million rate base range that we’ve maintained for 20 years. This reflects the continuing industry-side pressure on newsstand sales, which makes it very difficult to predict sales. Moreover, with the significant increases in paper and postage combined with the weak advertising in the men’s field, this new rate base creates a stronger business model. Effective with the new year, we will be raising our advertising CPM 8%, but due to the rate base reduction, the out-of-pocket increase will only be 3%.

In addition and effective with the February issue, we will raise the cover price of Playboy by $1.00. We have tested this increase in half the country and are encouraged by the results.

We also are adding two new licensed international editions – one in the Ukraine, the other in Argentina – which will bring to 20 the total number of foreign titles.

Entertainment

Last week we signed an agreement with Comcast for distribution of our movies on that company’s VOD platforms and of Playboy TV as a SVOD service. We expect the roll out to begin this quarter.

Additionally, we recently acquired ICS Inc., an online distribution business with an extensive affiliate network. We expect this acquisition to create opportunities to promote our web sites to a broader audience and to roll out new products, sites and distribution outlets.

Earnings

We expect to release earnings on Wednesday, November 2. Information regarding the conference call will be coming shortly.

The information set forth under “Item 7.01 Regulation FD Disclosure” shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2005	PLAYBOY ENTERPRISES, INC.

By:	/s/ Linda G. Havard

Linda G. Havard Executive Vice President, Finance and Operations, and Chief Financial Officer